Berkowitz
Pollack
Brant Advisors +CPAs

August 26, 2025

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen:

We have read the statements made by Scientific Industries, Inc. (the "Company") (copy attached), which we understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K dated August 26, 2025. We agree with the statements concerning our Firm in such Form 8-K.

We have no basis to agree or disagree with other statements made under Item 4.01.

Sincerely,

/s/ Berkowitz Pollack Brant Advisors + CPAs
West Palm Beach, Florida